Exhibit 99.1

ACTIVIDENTITY REPORTS FIRST QUARTER FISCAL 2006 FINANCIAL

RESULTS

FREMONT, Calif., February 9, 2006 – ActivCard d/b/a ActivIdentity (Nasdaq: ACTI), a global leader in digital identity assurance, today reported financial results for its first quarter of fiscal 2006 ended December 31, 2005.

Revenue for the quarter ended December 31, 2005 was $11.5 million compared to $11.6 million for the quarter ended December 31, 2004, and $9.4 million for the quarter ended September 30, 2005; a 22% increase quarter over quarter.

Total operating expenses for the quarter ended December 31, 2005 were $16.1 million including, $.7 million of additional stock based compensation resulting from the adoption of SFAS 123R. Excluding the additional stock based compensation charges total operating expenses were $15.4 million compared to $15.9 million for the quarter ended December 31, 2004 and $16.6 million for the quarter ended September 30, 2005. Sales and marketing, research and development, and general and administrative expenses for the quarter ended December 31, 2005 were $15.3 million including $.7 million of additional stock based compensation. Excluding additional stock based compensation charges, sales and marketing, research and development, and general and administrative expenses were $14.6 million compared to $15.3 million for the quarter ended December 31, 2004 and $14.2 million in the quarter ended September 30, 2005.

Net loss for the quarter ended December 31, 2005 was $8.6 million, or $0.19 per basic and diluted share including $.7 million of additional stock based compensation. Excluding additional stock based compensation charges net loss for the quarter ended December 31, 2005 was $7.9 million, or $0.18 per basic and diluted share compared to a loss of $6.8 million, or $0.16 per basic and diluted share for the quarter ended

December 31, 2004, and a net loss of $10.1 million, or $0.23 per basic and diluted share for the quarter ended September 30, 2005.

First Quarter Financial Highlights

•	Ended the quarter with $145.0 million in cash and short-term investments.

•	Improved gross margin from 58% during the quarter ended September 30, 2005 to 62% during the quarter ended December 31, 2005, as a result of a full quarter of Protocom software and maintenance revenue

•	Deferred revenue increased by $874,000 during the quarter to over $9.3 million.

“In the first quarter of fiscal 2006 we met several of our key objectives. We continued to make progress within the identity management market and with our partners, securing 138 new customers during the quarter including our first pilot associated with the US Federal Government HSPD 12 initiative and experienced increased activity from partners such as, Identiphi/Dell, Cerner, and Novell,” said Ben C. Barnes, Chief Executive Officer of ActivIdentity. “We exceeded our revenue guidance, and continued to increase our gross margins due to, in part, to a full quarter of software and maintenance revenue from Protocom. We also appointed Mark Lustig as our new CFO on January 31, 2006,” continued Mr. Barnes.

First Quarter Business Highlights

•	Changed our company name to ActivIdentity to more accurately reflect our business focus and position within the broader identity management market.

•	Introduced Solo version 2.0, an ultra-portable, slim design and easy to use Europay MasterCard Visa (EMV) card reader.

•	Announced Nissan’s deployment of our integrated solution for employee badges to gain physical access to buildings and logical access to networks with Public Key Infrastructure (PKI), Single Sign-On (SSO) and one-time use password (OTP) technology.

•	Announced Saudi Aramco deployment of the ActivIdentity Enterprise Access Card solution, in the form of a USB key, to over 45,000 employees worldwide.

•	Gained 138 new customers, including: BankOne, Bridgestone USA, New York Stock Exchange, FAA, Royal Automotive Club of Victoria in Australia (in cooperation with

IBM), KAS Bank in the Netherlands, Convergys, Danske Bank in Sweden, and Mapfre, a finance and insurance company in Spain.

•	Achieved ongoing revenue from many customers including: HP, Visa, Progressive Insurance, Bristol-Myers Squibb, British Telecom, Renault, and KDDI of Japan.

•	Added 14 new value-added-resellers increasing our resellers to more than 260 resellers worldwide.

•	Completed the final integration activities with regards to Protocom, including the relocation of our product development facility in London to Australia.

Outlook

ActivIdentity anticipates that revenue for its second quarter of fiscal 2006 ending March 31, 2006 to be in the range of $11.0 to $12.0 million and sales and marketing, research and development, and general and administrative expenses in the range of $14.5 to $15.5 million excluding stock based compensation.

Conference Call

ActivIdentity will hold a conference call at 2 p.m. Pacific Standard Time today, Thursday, February 9, 2006 to discuss the results for the quarter ended December 31, 2005. A live web cast of the conference call will also be available on the investor relations section of the Company’s website at www.actividentity.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately one hour after the conclusion of the call. The audio replay will remain available until February 16, 2006 at 9 p.m. Pacific Standard Time and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering pass code 4385138.

About ActivIdentity

ActivCard d/b/a ActivIdentity is a global provider of identity assurance solutions that allow customers to issue, use and manage trusted digital identities to enable secure transactions, communication and access to information. The Company’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. Globally, over ten million users at corporations, government agencies, and financial institutions use the Company’s solutions to safely and efficiently interact electronically. Headquartered in Fremont, California, the Company has development centers in the US, Australia, France, and the United Kingdom and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to results of operations, the concentration of our customer base, fluctuations in quarterly results, the integration of acquired business and technologies, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

IR Contacts

Mariza Costa

Sapphire Investor Relations

212-766-1800

mariza@sapphireinvestorrelations.com

ActivCard Corp.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005	September 30, 2005 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,565	$13,167
Short-term investments	133,474	140,387
Accounts receivable, net	8,986	7,156
Inventories	1,368	1,649
Prepaid and other current assets	2,935	3,630

Total current assets	158,328	165,989

Property and equipment, net	2,856	3,116
Other intangible assets, net	8,386	9,323
Other long-term assets	1,041	757
Goodwill	36,162	36,162

Total assets	$206,773	$215,347

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,407	$1,696
Accrued compensation and related benefits	5,182	6,071
Current portion of accrual for restructuring liability	1,145	1,209
Accrued and other current liabilities	3,303	5,213
Current portion of deferred revenue	8,090	6,580

Total current liabilities	20,127	20,769

Deferred revenue, net of current portion	1,241	1,877
Long-term portion of accrual for restructuring liability, net of current portion	2,704	2,986
Long-term deferred rent	1,033	1,056

Total liabilities	25,105	26,688

Minority interest	1,210	1,240
Shareholders’ equity:
Common stock	418,031	417,809
Deferred employee stock-based compensation	—	(615)
Accumulated deficit	(223,317)	(214,731)
Accumulated other comprehensive loss	(14,256)	(15,044)

Total shareholders’ equity	180,458	187,419

Total liabilities and shareholders’ equity	$206,773	$215,347

(1)	Derived from audited consolidated financial statements.

ActivCard Corp.

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2005	2004
Revenue:
Software	$5,181	$5,681
Hardware	2,935	3,845
Maintenance and support	3,356	2,029

Total revenue	11,472	11,555

Cost of revenue:
Software	1,009	957
Hardware	1,768	2,088
Maintenance and support	896	643
Amortization of acquired developed technology	663	256

Total cost of revenue	4,336	3,944

Gross profit	7,136	7,611
Operating expenses:
Sales and marketing	6,574	7,648
Research and development	4,756	4,750
General and administration	3,934	2,901
Restructuring expense	532	—
Amortization of acquired intangible assets	274	15
In-process research and development	—	537

Total operating expenses	16,070	15,851

Loss from operations	(8,934)	(8,240)
Other income (expense):
Interest income, net	1,035	1,076
Other income (expense), net	(700)	353

Total other income (expense), net	335	1,429

Loss from operations before income tax and minority interest	(8,599)	(6,811)
Income tax provision	(20)	(2)
Minority interest	33	25

Net loss	$(8,586)	$(6,788)

Net loss per share	$(0.19)	$(0.16)

Shares used to compute basic and diluted net loss per share	45,140	42,682

ActivCard Corp.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net loss from operations	$(8,586)	$(6,788)
Adjustments to reconcile loss from operations to net cash used by operating activities:
Depreciation and amortization	418	535
Amortization of acquired developed technology	663	256
Amortization of acquired intangible assets	274	15
Amortization of employee stock-based compensation	90	278
FAS 123R stock option expense	678	—
In-process research and development	—	537
Loss on disposal of property and equipment	45	9
Minority interest	(33)	(25)
Changes in:
Accounts receivable	(1,909)	(518)
Inventories	255	13
Prepaid and other current assets	687	672
Accounts payable	738	(970)
Accrued compensation and related benefits	(800)	(1,035)
Accrual for restructuring liability	(328)	(506)
Accrued and other current liabilities	(1,088)	165
Deferred revenue	945	(2,374)
Deferred rent	(5)	13

Net cash used in operating activities	(7,956)	(9,723)

Cash flows from investing activities:
Purchases of property and equipment	(238)	(259)
Purchases of short-term investments	(25,228)	(6,800)
Proceeds from sales and maturities of short-term investments	32,265	17,730
Cash used in acquisitions, net of cash received	(784)	(4,897)
Acquisition of ActivCard S.A. minority interest	—	(14)
Other long-term assets	(286)	(8)

Net cash provided by investing activities	5,729	5,752

Cash flows from financing activities:
Proceeds from sale of common stock	68	2,028
Repayment of short-term borrowings	—	(1,658)

Net cash provided by financing activities	68	370
Effect of exchange rate changes	557	(325)

Net decrease in cash and cash equivalents	(1,602)	(3,926)
Cash and cash equivalents, beginning of period	13,167	17,113

Cash and cash equivalents, end of period	$11,565	$13,187